Exhibit 99.1

PRESS RELEASE

By:	Expeditors International of Washington, Inc.
3545 Factoria Blvd. SE
Sterling Plaza 2, 3rd Floor
Bellevue, Washington 98006

CONTACTS:
	Daniel R. Wall	David A. Hackett	Geoffrey Buscher
	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Director - Investor Relations
	(206) 674-3455	(206) 674-3400	(206) 892-4510

FOR IMMEDIATE RELEASE

EXPEDITORS INVITES PUBLIC TO VIEW AND LISTEN TO WEBCAST OF INVESTOR DAY

BELLEVUE, WASHINGTON – November 11, 2026, Expeditors International of Washington, Inc. (NYSE: EXPD) will hold its Investor Day for shareholders and analysts on the morning of Wednesday, November 18, 2026 in New York City.

The event will run from approximately 8:30 a.m. - 12:00 p.m. EST and will be webcast live in the investor relations section of our website at:

https://investor.expeditors.com/financial-information/events-and-presentations

A webcast replay, including the question and answer session, will be available within 24 hours following the event at the same location in the investor relations section of our website Expeditors.com and will be accessible for at least 90 days after the event.

The event will feature presentations by Dan Wall, President & CEO; Dave Hackett, SVP & CFO; and other members of our leadership team discussing company operations, strategies, and the financial outlook.

NOTE: In lieu of the usual filing of an 8-K responding to questions submitted by investors following our third quarter earnings release, the Company will address questions at its Investor Day on November 18. That question and answer session will be included in the webcast.

About Expeditors International of Washington, Inc:

Expeditors International of Washington, Inc. (NYSE: EXPD) is a leading S&P 500 global logistics company headquartered in Bellevue, Washington. Through a worldwide network of knowledgeable professionals across six continents and a globally connected technology platform, Expeditors tailors solutions to manage increasingly complex supply chains and international trade requirements. The asset-light company offers air, customs, ocean, order management, road, warehousing and distribution, and cargo insurance services to key industries worldwide. Guided by a culture of exceptional customer service, Expeditors aspires to be the most trusted and valued logistics company in the world. For more information, visit Expeditors.com.

Disclaimer on Forward-Looking Statements:

The webcast may include forward-looking statements about, among other things, our company operations, strategies, and the financial outlook, that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. A description of these risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”, as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at www.sec.gov and www.expeditors.com. The forward-looking statements in the webcast speak only as of the original date of the webcast. The Company assumes no obligation to update forward-looking statements contained in the webcast as the result of new information or future events or developments.